CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-282907 on Form N-1A of our reports dated January 26, 2026, relating to the financial statements and financial highlights of the Victory Pioneer International Equity Fund and the Victory Pioneer Select Mid Cap Growth Fund appearing in Form N-CSR of Victory Portfolios IV for the year ended November 30, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm" and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

March 27, 2026